EXHIBIT 9.1
                                                                     -----------


BAYTEX ENERGY LTD.
PRO FORMA INTEREST COVERAGE
(ALL FIGURES IN CANADIAN DOLLARS UNLESS OTHERWISE STATED)
(000'S)

                                               YEAR ENDED DECEMBER 31, 2002                   YEAR ENDED MARCH 31, 2003
                                               AS                        PRO                  AS                      PRO
                                            REPORTED    ADJUSTMENT      FORMA             REPORTED   ADJUSTMENT      FORMA
                                          --------------------------------------        -------------------------------------
                                                         (note 1)                                     (note 1)
NET INCOME
----------

Interest Expense                              25,217         2,473      27,690              26,044        2,440      28,484

Future Taxes                                  37,956         1,086      39,042              50,930        1,071      52,001

Net Income                                    45,136         1,388      43,748              70,775        1,369      69,406

                                          ------------               -----------        ------------             ------------
Earning before Interest and Taxes            108,309                   110,481             147,749                  149,892
                                          ------------               -----------        ------------             ------------

                                          ------------               -----------        ------------             ------------
Interest coverage ratio                          4.3                       4.0                 5.7                      5.3
                                          ============               ===========        ============             ============


CASH FLOW
---------

Interest on long-term debt                    25,217         2,473      27,690              26,044        2,440      28,484

Cash flow from operations                    191,086         2,473     188,613             205,668        2,440     203,228

                                          ------------               -----------        ------------             ------------
Interest coverage ratio                          7.6                       6.8                 7.9                      7.1
                                          ============               ===========        ============             ============


NOTE 1
------

Interest on US$150,000                          15,750                   15,750
Exchange rate                                   1.5704                   1.5494

                                             ----------               ----------
Canadian $                                      24,734                   24,403
                                             ----------               ----------


Interest on US$180,000                          17,325                   17,325
Exchange rate                                   1.5704                   1.5494

                                             ----------               ----------
Canadian $                                      27,207                   26,843
                                             ----------               ----------

Difference                                       2,473                    2,440

Future Tax impact (43.9%)                        1,086                    1,071

Net Income impact                                1,388                    1,369